EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON
SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase or sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase or sale price of the shares of Common Stock purchased or sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
9/21/20101	Purchase	$3.8481	42239
9/22/20102	Purchase	3.9623	62324
9/23/20103	Purchase	3.9006	120111
9/24/20104	Purchase	3.9382	10300
9/30/2010	Sale	6.50	61422
10/1/20105	Sale	6.5016	43937
10/8/20106	Sale	6.4068	490403
10/11/20107	Sale	6.3456	195523
10/12/20108	Sale	6.3235	63300
10/13/20109	Sale	6.3917	235415

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1 This transaction was executed in multiple trades at prices ranging from $3.75 - 3.90.
2 This transaction was executed in multiple trades at prices ranging from $3.93 - 4.00.
3 This transaction was executed in multiple trades at prices ranging from $3.80 - 3.95.
4 This transaction was executed in multiple trades at prices ranging from $3.90 - 4.00.
5 This transaction was executed in multiple trades at prices ranging from $6.50 - 6.52.
6 This transaction was executed in multiple trades at prices ranging from $6.31 - 6.45.
7 This transaction was executed in multiple trades at prices ranging from $6.30 - 6.39.
8 This transaction was executed in multiple trades at prices ranging from $6.30 - 6.34.
9 This transaction was executed in multiple trades at prices ranging from $6.34 - 6.44.